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                                                                       EXHIBIT 2

                                PROMISSORY NOTE


$125,000 in Principal                                            August 17, 2000

         FOR VALUE RECEIVED, CityXpress.com Corp., a Florida corporation ("Borrower"), promises to pay to the order of Lee Enterprises, Incorporated ("Lender"), the principal of ONE HUNDRED TWENTY-FIVE THOUSAND DOLLARS ($125,000) advanced to Borrower pursuant to Section 2.1 of the Loan and General Security Agreement by and among Borrower, Welcome To Search Engine Inc., a private British Columbia, Canada company, and Xceedx Technologies Inc., a private British Columbia, Canada company, and Lender, dated August 17, 2000 (the "Loan Agreement") in lawful money of the United States and to pay interest on the unpaid balance hereof calculated from the date of this Note until such amount is repaid, in like money at such address at the "Prime Rate" of interest announced in The Wall Street Journal from time to time (the "Wall Street Journal Prime Rate"). The principal sum of and the accrued but unpaid interest on this Note shall become due and payable upon the occurrence of an Event of Default, for purposes of this Agreement as defined in the Loan Agreement, and such principal sum shall otherwise become due and payable November 17, 2000, unless Lender, in its sole discretion, notifies Borrower in writing that this Note shall be converted into a Demand Note, in which event the principal sum of and the accrued but unpaid interest on this Note shall otherwise become due and payable upon demand of the Lender.

         Payment shall be made by Borrower to Lender at 400 Putnam Building, 215 North Main Street, Davenport, Iowa 52801-1924 or at such other address as Lender may from time to time specify in writing to Borrower. Interest shall be computed on a 365/365 simple interest basis, by applying the ratio of the annual interest rate over the number of days in a year, multiplied by the actual number of days the principal balance is outstanding. Unless otherwise agreed or required by applicable law, payments will be applied first to accrued interest, then to principal, and any remaining amount to any unpaid collection costs and late charges.

         No delay or omission of the holder to exercise rights under this Note shall impair any such right or power or shall be construed to be a waiver of any such default or an acquiescence therein. No waiver of any default shall be construed, taken or held to be a waiver, acquiescence in or consent to, any further or succeeding default of the same nature.

         Upon an Event of Default, the holder hereof may, at its option, declare the entire unpaid principal of and accrued interest on this Note immediately due and payable, without demand or presentment, both of which are hereby waived, and the holder hereof shall have the right to foreclose or otherwise enforce all liens or security interests securing payment hereof. In addition, to the extent permitted by law, upon the occurrence of an Event of Default, the rate of interest applicable to this Note shall increase from the Wall Street Journal Prime Rate to 5% over the Wall Street Journal Prime Rate until such Event of Default shall be cured.

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         Borrower, and each endorser, and any other party ever liable for payment of any sums of money payable on this Note, agree that their liability on this Note shall not be affected by any renewal or extension in the time of payment hereof, or by any release or change in any security for the payment of this Note, and hereby consent to any and all such.

         This Note may be prepaid without penalty, in whole or in part, at any time.

         In the event this Note is placed in the hands of attorneys for collection, or is collected by suit or through a court of bankruptcy, Borrower shall pay to the holder hereof court costs and reasonable attorney's fees for such collection. This Note shall be governed by and construed in accordance with the laws of the State of Iowa excluding choice-of-law principles of the law of such state that would require the application of the laws of a jurisdiction other than such state.

                                       CityXpress.com Corp.

                                       /s/ Phil M. Dubois
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                                                 Phil M. Dubois
                                                  President &
                                            Chief Executive Officer